                                                                  EXHIBIT 99.2


                      [Universal Capital Partners Letterhead]


                                                    PART'COM SA
                                                    Tour Maine Montparnasse
                                                    33 avenue du Maine
                                                    75755 Paris cedex 15


                                                    IN-COM SA
                                                    Tour Maine Montparnasse
                                                    33 avenue du Maine
                                                    75755 Paris cedex 15


                                                    Brussels, 24 March 2003


RE : SHAREHOLDER AGREEMENT


Gentlemen,

As agreed, we have decided to co-ordinate with you the acquisitions or transfers of shares or any other security (hereafter referred to as "Securities") issued by the company Genesys, SA with a Board of Directors and a capital of 77,049,665 EURO, having its registered company office situated at 954 avenue Jean Mermoz at Montpellier (34000), registered on the Montpellier Corporate Register under the number 339 697 021 (hereafter referred to as the "Company") of which the shares are listed on the Paris New Euronext Market (Euroclear Code 3955) and represented by "American Depository Receipts" registered on Nasdaq.

As from today, each party reciprocally undertakes to mutually inform the other party of any plan of acquisition, subscription or transfer of Securities prior to the execution of any such transaction on or off the market (hereafter referred to as the "Group").

We have agreed that the Group can not in any case hold more than 30% of the capital and/or the voting rights of the Company.

If, following the acquisition by whatever manner of Securities by one of the parties, the accumulated amount of the respective holdings of the groups comprising the Group becomes greater than 30% of the capital and/or the voting rights of the Company, the Group will cease as a matter of law without the need for any formality.

In accordance with the conditions of article L.233-7 of the French Commercial Code, the companies Universal Capital Partners, Part'Com and In-Com hereby declare their planned objectives concerning the Company for the following twelve months which are the following :

-        that they are acting as a group;

- that they are not excluded from increasing or decreasing their positions, as a result of market opportunities and of changes in market values, excluding however any intention of exceeding the agreed-upon upper limit of 30% of the capital or of the voting rights of Genesys in the present circumstances;

- that relative to the current shareholdings in Genesys, they do not plan to actively seek to take control;

- that so far as concerns Universal Capital Partners, the latter reserves the possibility to request the appointment of directors to the Board of Directors of Genesys;

- that so far as concerns Part'Com and In-Com, they do not intend to request the appointment of Directors representing them on the Board of Directors of Genesys; and

- if, following the acquisition by whatever manner of shares by one or other of the parties, the accumulated amount of the respective group holdings to which they belong becomes greater than 30% of the capital and/or the voting rights of Genesys, the Group will cease as a matter of law without the need for any formality.

The Group [agreement] will continue to bind the parties so long as one of them holds at least 3.5% of the capital and/or voting rights in the Company, subject to a maximum limit of twelve months duration, and subject to there not having occurred a termination provided for in the preceding paragraph.

We ask that you return a counter-signed copy of this letter so as to confirm your agreement.

Yours faithfully,


    /s/ Pierre Besnainou        /s/ Henri de Lapparent    /s/ Erik de la Riviere
-----------------------------   ----------------------    ----------------------
UNIVERSAL CAPITAL PARTNERS SA         PART'COM SA                 IN-COM SA






                                      -16-